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     EX-99.B9(b)
     SUPPLEMENT TO AGENCY AGREEMENT

                       SUPPLEMENT TO AGENCY AGREEMENT


     Supplement to Agency Agreement ("Supplement") made as of April 1, 1995 and between the registered investment company executing this document (the "Fund") and Investors Fiduciary
     Trust Company ("Agent").

     WHEREAS, the Fund and Agent are parties to an Agency
     Agreement ("Agency Agreement"), as supplemented from time to time;

     WHEREAS, Section 5.A. of the Agency Agreement provides that the fees payable by the Fund to Agent thereunder shall be as set forth in a separate schedule to be agreed to by the Fund and Agent; and

     WHEREAS, the parties desire to reflect in this Supplement the revised fee schedule for the Agency Agreement as in effect as of the date hereof;

     NOW THEREFORE, in consideration of the premises and the mutual covenants herein provided, the parties agree as follows:

     1. The revised fee schedule for services provided by Agent to the Fund under the Agency Agreement as in effect as of the date hereof is set forth in Exhibit A attached hereto.

     2.   This Supplement shall become a part of the Agency
     Agreement and subject to its terms and shall supersede all previous fee schedules under such agreement as of the date hereof.

     IN WITNESS WHEREOF, the Fund and Agent have duly executed this Supplement as of the day and year first set forth above.

                        KEMPER NATIONAL TAX-FREE INCOME SERIES



                        By:  /s/ John E. Peters
                           -----------------------------------
                        Title:  Vice President
                              --------------------------------



                        INVESTORS FIDUCIARY TRUST COMPANY

                        By:  /s/ Stephen R. Hilliard
                           -----------------------------------
                        Title:  Executive Vice President
                              --------------------------------


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                                  EXHIBIT A

                  FEE SCHEDULE (MULTIPLE CLASSES OF SHARES)


     TRANSFER AGENCY FUNCTION               FEE PAYABLE BY FUND

                                        CLASS A, C AND I   CLASS B
     1.   Annual open shareholder
          account fee (per year per
          account).
          a.   Non-daily dividend series.     $6.00        $6.00
          b.   Daily dividend series.         $8.00        $8.00

     2.   Annual closed shareholder account
          fee (per year per account).         $6.00        $6.00

     3.   Contingent deferred sales charge    Not
          account fee (per year per open      Applicable   $2.25
          account).

     4.   Establishment of new shareholder
          account (per new account).          $4.00        $4.00

     5.   Payment of dividend (per dividend
          per account).                       $ .40        $ .40

     6.   Automated transaction (per
          transaction).**                     $ .50        $ .50

     7.   Non-monetary transactions fee (per
          year per open account).             $2.00        $2.00

     8.   All other shareholder inquiry,
          correspondence and research trans-
          actions (per transaction).          $1.25        $1.25


     The out-of-pocket expenses of IFTC will be reimbursed by Fund in accordance with the provisions of Section 5 of the Agency
     Agreement. All fees will be subject to offset by earnings allowances under the Custody Agreement between Fund and IFTC.
     The attached Transfer Agency Fee Schedule Supplement is a part of this Exhibit A.

     -----------------
     * The new shareholder account fee is not applicable to Class A Share accounts established in connection with a conversion from Class B Shares.

     ** Automated transaction includes, without limitation, money market series purchases and redemptions, ACH purchases, systematic exchanges and conversions from Class B Shares to Class A Shares.

                   TRANSFER AGENCY FEE SCHEDULE SUPPLEMENT


     For purposes of the following limitation, "Class Expenses" are expenses identified as attributable to a particular class of the Fund and charged directly to the class. Class Expenses are limited to the following: registration fees, directors' or trustees' fees, expenses of periodic meetings of directors, trustees or shareholders, transfer agency fees, legal and accounting fees (other than fees for income tax return preparation or income tax advice), and costs of shareholder communications required by law (e.g., the preparation and mailing of prospectuses and proxy statements). Class Expenses specifically do not include Rule 12b-1 fees and administrative service fees. Transfer agency fees and expenses will be limited for any class of the Fund to the extent necessary to ensure that the Class Expenses allocated to each share of a class of the Fund for a fiscal year will differ from the Class Expenses allocated to each share of any other class of the Fund by less than 50 basis points (.50%) of the average daily net asset value per share of the class of shares with the smallest average net asset value (adjusted as necessary for classes in effect for a partial year). For a Fund with multiple series, the foregoing shall be applied to each series separately.

     In addition, transfer agency fees and expenses (as a percentage of average daily net assets) for any fiscal year will be limited as follows:


     SERIES NAME                CLASS B SHARES            CLASS C
     SHARES

     Kemper Municipal                .11%                  .08%
     Bond Fund

     Kemper Intermediate             .19%                  .14%
     Municipal Bond Fund